Exhibit 99.1

CONTACT: Paul Goldberg	READ IT ON THE WEB www.dovercorporation.com

Treasurer & Director of Investor Relations (212) 922-1640	April 23, 2008

DOVER CORPORATION REPORTS FIRST QUARTER 2008 RESULTS

     New York, New York, April 23, 2008 — Dover Corporation (NYSE: DOV) announced today that for the first quarter ended March 31, 2008, it had earnings from continuing operations of $146.3 million or $0.76 diluted earnings per share (“EPS”), compared to $134.5 million or $0.65 EPS from continuing operations in the prior-year period, representing increases of 9% and 16%, respectively. Revenue for the first quarter of 2008 was $1.86 billion, an increase of 8% over the prior-year period. This revenue growth was driven by organic growth of 3%, acquisition growth of 2%, and 3% from the effects of foreign currency.

     Commenting on the first quarter results, Dover’s President and Chief Executive Officer, Ronald L. Hoffman, stated: “We are pleased to report our strong first quarter results. Revenue was up at all four segments and we showed substantial positive leverage across our core industrial businesses. Market trends continued to be positive, as bookings were up 6% over the prior year period and backlog was up 8%. Additionally, our continued focus on cash generation delivered free cash flow for the first quarter of $104 million or 6% of revenue, a strong improvement over the first quarter of 2007.

     “Looking forward, we remain optimistic about the global markets we serve. We have spent about $100 million year-to-date on three strategic add-ons to our Winch group, newly formed Pump Solutions Group and Energy Products Group, and will continue to exercise a disciplined approach to acquisitions. We repurchased $150 million of Dover stock during the first quarter and remain committed to a balanced capital allocation strategy. We expect that the combination of organic growth, acquisitions and share repurchases, coupled with our focus on internal improvements, will continue to bolster our results. Based on these positive trends, we are increasing our full year guidance from 10%+ to 12%+ EPS growth.”

     Net earnings for the first quarter of 2008 were $147.2 million or $0.76 EPS, including income from discontinued operations of $0.9 million or less than $0.01 EPS, compared to net earnings of $128.9 million or $0.63 EPS for the same period of 2007, which included a loss from discontinued operations of $5.6 million or $0.03 EPS.

     Dover will host a webcast of its first quarter 2008 conference call at 8:00 A.M. Eastern Time on Wednesday, April 23, 2008. The webcast can be accessed at the Dover Corporation website at www.dovercorporation.com. The conference call will also be made available for replay on the website and additional information on Dover’s first quarter 2008 results and its operating companies can also be found on the Company website.

     Dover Corporation, with over $7 billion in annual revenues, is a global portfolio of manufacturing companies providing innovative components and equipment, specialty systems and support services for a variety of applications in the industrial products, engineered systems, fluid management and electronic technologies markets. For more information, please visit www.dovercorporation.com.

     Dover Corporation makes information available to the public, orally and in writing, which may use words like “anticipates,” “expects,” “believes,” “indicates,” “suggests,” “will,” “plans” and “should,” which are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995.

     This press release contains forward-looking statements concerning future events and the performance of Dover Corporation that involve inherent risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, failure to achieve expected synergies, the impact of continued events in the Middle East on the worldwide economy, economic conditions, including the sub-prime lending and credit issues, increases in the cost of raw materials, changes in customer demand, increased competition in the markets served by Dover Corporation’s operating companies, the impact of natural disasters, such as hurricanes, and their effect on global energy markets and other risks. Dover Corporation refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as its reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause its actual results to differ materially from its current expectations and from the forward-looking statements contained in this press release. Dover Corporation undertakes no obligation to update any forward-looking statement.